Exhibit 99.1

Seven Stars Cloud Signs Exclusive, Ground-breaking, Three-Year $24B Deal with China’s Largest Electric Bus Full-Service Operator

-	Deal includes lease financing-based fixed income products, through SSC’s blockchain ecosystem, to support large-scale upgrading of electric buses within China

-	Seven Stars Cloud to offer blockchain-based asset digitization services, based on strong underlying assets

-	3-year total contract award for $24 Billion to be raised

New York, NY – August 20, 2018 // Seven Stars Cloud Group, Inc. (Nasdaq: SSC) has today announced a ground-breaking, three-year, exclusive $24B deal with National Transportation Capacity Co Ltd (NTS) to issue fixed income lease financing-based products, through a global strategic alliance network which operates in a regulatory compliant manner, for large-scale electric bus upgrades, as part of the Chinese government’s regulations for all buses to be replaced with electric buses by 2021 (within the next three years). The market size for the mandatory replacements and upgrades to achieve fully-electric bus operations in China is estimated at 1 Trillion RMB (approx. $145B). NTS is the largest full-service operator for electric buses, with sales, lease financing, a charging station network, and real-time data services including media, payments, maps, and facial recognition.

Under the terms of the deal, SSC, through its global strategic alliance network, will provide two distinct financing campaigns, one in China and the second across global markets. For the China-based financing, SSC will conduct financing activities through the sale of fixed income products to raise 60 Billion RMB (approx. $8.75B) over three years (an average of 20B RMB / $2.9B per year). For the global markets financing activities, SSC will exclusively provide both fixed income and asset digitization products to raise $15B over three years (an average of $5B per year).

Bruno Wu, Chairman and CEO of Seven Stars Cloud remarked “This is a truly ground-breaking deal globally for blockchain-based fintech companies to gain such a large-scale, asset-backed, contract. It represents a new era and a paradigm shift in the way in which we view asset-based financial products; and it will serve as a window to the world on how asset value and liquidity can be unlocked by traditional industries as we take fixed income products into the digital era. By combining regulated financial infrastructure, and the market confidence in asset-based products, with AI-enhanced risk management and the dynamics of blockchain-enabled fractionalization, securitization, tokenization, and global trading of token-based offerings, we are delivering the next-generation of financial products which will be compelling for both asset-rich industries and investors alike. It’s an exciting time for SSC, and we’re extremely pleased and honored to partner with NTS on this offering”.

Jihong Huang, President of National Transportation Capacity Co Ltd stated“We’re delighted to enter into this deal, which is historic in terms of fixed-income asset digitization. SSC has taken traditional lease financing business offerings and rejuvenated them with today’s new technology, in which flexibility, fractionalization, and global accessibility are key. A combination of SSC’s Blockchain and AI technologies, combined with our shared mission for unlocking both liquidity and enterprise value through asset digitization, will result in a significant transformation of the entire lease financing-based fixed income market. Each of the leading ten bus manufacturers in China strongly back NTS in this initiative, and the success of this transaction with SSC will place asset-backed digital offerings firmly on the map”.

About Seven Stars Cloud Group, Inc. (http://www.sevenstarscloud.com/)
SSC is determined to become one of the most prominent global digital asset companies. Relying on its core base of fintech and digital asset production and services-based ecosystem enablement, SSC is committed to delivering the best digital assets via the best underlying technology. This approach will drive capital formation and sales across our digital asset ecosystems.

SSC customizes its technology platform for various business use cases, operates the Platform-as-a-Service (PaaS), and partners with businesses that deliver core digital asset product creation. We are focused on delivering a global multi-layer technology infrastructure ecosystem that issues, trades, and settles digital asset transactions. We will leverage direct sales channels and automated sales systems via digital asset exchange platforms which is inclusive of decentralized exchanges to realize digital asset distribution, social media, traditional regulated broker dealer network as well as institutions as direct clients.

Safe Harbor Statement
This press release contains certain statements that may include "forward looking statements." All statements other than statements of historical fact included herein are "forward-looking statements." These forward looking statements are often identified by the use of forward-looking terminology such as "believes," "expects" or similar expressions, involve known and unknown risks and uncertainties. Although the Company believes that the expectations reflected in such forward-looking statements are reasonable, they do involve assumptions, risks and uncertainties, and these expectations may prove to be incorrect. You should not place undue reliance on these forward-looking statements, which speak only as of the date of this press release. The Company's actual results could differ materially from those anticipated in these forward-looking statements as a result of a variety of factors, including those discussed in the Company's periodic reports that are filed with the Securities and Exchange Commission and available on its website (http://www.sec.gov). All forward-looking statements attributable to the Company or persons acting on its behalf are expressly qualified in their entirety by these factors. Other than as required under the securities laws, the Company does not assume a duty to update these forward-looking statements.

Media Contacts
Seven Stars Cloud
Eric Soderberg, Forefront Communications for Seven Stars Cloud
Phone: 914-414-2884
Email: eric@forefrontcomms.com

IR Contacts
Federico Tovar, CFO Seven Stars Cloud
Chad Arroyo, CMO Seven Stars Cloud

Email: ir@sevenstarscloud.com

SOURCE Seven Stars Cloud Group, Inc.